EXHIBIT (10) e) (vii)

AMENDMENT OF [AMENDED AND RESTATED] CHANGE OF CONTROL EMPLOYMENT
AGREEMENT

                    This AMENDMENT OF [AMENDED AND RESTATED] CHANGE OF CONTROL EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of December, 2008 by and between STATE BANCORP, INC., a New York business corporation (the “Company”) and [NAME OF EXECUTIVE], an individual (the “Executive”).

WITNESSETH

                    WHEREAS, the parties hereto made and entered into a[n Amended and Restated] Change of Control Employment Agreement as of ________ ___, ____ (the “Agreement”); and

                    WHEREAS, the Company is considering participation in the Capital Purchase Program (“CPP”) of the U.S. Treasury (“UST”) authorized under the Emergency Economic Stimulus Act of 2008 (“EESA”) under which program it would enter, among other documents, into a Securities Purchase Agreement (“Purchase Agreement”) with UST; and

                    WHEREAS, pursuant to section 111(b) of EESA and the standard terms of the Purchase Agreement, the Company would be required to meet standards promulgated under section 111(b) of EESA in 31 C.F.R. Part 30 for executive compensation to its senior executive officers as defined under 31 C.F.R. Part 30; and

                    WHEREAS, executive compensation of senior executive officers, which may include compensation of the Executive as described in the Agreement, would be required to meet the standards of section 111(b) of EESA and 31 C.F.R. Part 30 thereunder by the closing date of the Purchase Agreement; and

                    WHEREAS, the parties hereto desire to amend the Agreement for compliance with section 111(b) of EESA and 31 C.F.R. Part 30 thereunder; and

                    WHEREAS, pursuant to section 12(a) of the Agreement, the parties may modify the agreement by means of a signed writing;

                    NOW, THEREFORE, in consideration of the benefits each party hereto shall receive as a result of any investment of the UST in the Company, and in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.	Section 6(a)(ii) of the Agreement is amended to replace the word “three” where it appears therein with the word used immediately after the first word, “for,” in that section 6(a)(ii).

2.	The Agreement is amended to add a section 13 to the end of the Agreement, to read in its entirety as follows:

13.	Compliance with the Emergency Economic Stabilization Act of 2008.

                    In the event the Company issues any debt or equity to the United States Treasury (“UST”) pursuant to the Capital Purchase Program (the “CPP”) implemented under the Emergency Economic Stabilization Act of 2008 (“EESA”), the following provisions shall take precedence over any contrary provisions of this Agreement or any other compensation or benefit plan, program, agreement or arrangement in which the Executive participates:

                    (a) The Executive shall repay to the Company any bonus or incentive compensation paid to the Executive while (i) the Executive is a senior executive officer (within the meaning of 31 C.F.R. Part 30) (“Senior Executive Officer”) and (ii) the UST holds any debt or equity interest in the Company acquired under the CPP (such period, the “CPP Compliance Period”), if and to the extent that such bonus or incentive compensation was paid on the basis of a statement of earnings, gains, or other criteria (each, a “Performance Criterion,” and in the aggregate, “Performance Criteria”) that are later proven to be materially inaccurate. A Performance Criterion shall be proven to be materially inaccurate if so determined by a court of competent jurisdiction or in the written opinion of the Accounting Firm or, if the Accounting Firm is unable to provide the determination, an independent attorney or firm of certified public accountants selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed), which determination shall both state the accurate Performance Criterion and that the difference between the accurate Performance Criterion and the Performance Criterion on which the payment was based is material (a “Determination”). Upon receipt of a Determination, the Company may supply to the Executive a copy of the Determination, a computation of the bonus or other incentive compensation that would have been payable on the basis of the accurate Performance Criterion set forth in the Determination (the “Determination Amount”) and a written demand for repayment of the amount (if any) by which the bonus or incentive compensation actually paid exceeded the Determination Amount.

                    (b) (i) If the Executive’s employment terminates in an “applicable severance from employment” (within the meaning of 31 C.F.R. Part 30) during the CPP Compliance Period, then payments to the Executive that are contingent on such applicable severance from employment and designated to be paid during the CPP Compliance Period shall be limited, if necessary, to the maximum amount which may be paid without causing any amount paid to be an “excess parachute payment” within the meaning of section 280G(b)(1) of the Code, as modified by section 280G(e) of the Code, referred to as a “golden parachute payment” under 31 C.F.R. Part 30 (the “Maximum Payment Amount”). Any reduction in payments required to achieve such limit shall be applied to all payments otherwise due hereunder in the reverse chronological order of their payment dates, and where multiple payments are due on the same date, the reduction shall be apportioned ratably among the affected payments. The required reduction (if any) shall be determined in writing by the Computation Advisor or, if the Computation Advisor is unable to provide the determination, by an independent attorney or firm of certified public accountants selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed).

                    (ii) The aggregate amount by which payments designated to be paid during the CPP Compliance Period are reduced pursuant to section 13(b)(i) (the “Unpaid Amount”) shall be delayed to and shall be paid on the first business day following the last day of the CPP Compliance Period. Pending payment, the Unpaid Amount shall be deposited in a Rabbi Trust. Payment of the Unpaid Amount shall include any investment earnings on the assets of the Rabbi Trust attributable to the Unpaid Amount.

This section 13 shall apply during the CPP Compliance Period whether or not a Change in Control has occurred or any other provision of this Agreement has taken effect. This section 13 shall be operated, administered and construed to comply with section 111(b) of EESA as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the agreement, if any, by and between the UST and the Company, under which the UST acquires equity or debt securities of the Company under the CPP (such date, if any, the “Closing Date,” and such implementation, the “Relevant Implementation”). If after such Closing Date the clawback requirement of section 13(a) shall not be required by the Relevant Implementation of section 111(b) of EESA, such requirement shall have no further effect. If after such Closing Date the limitation on golden parachute payments under section 13(b)(i) shall not be required by the Relevant Implementation of section 111(b) of EESA, such limitation shall have no further effect and any Unpaid Amount delayed under section 13(b)(ii) shall be paid on the earliest date on which the Company reasonably anticipates that such amount may be paid without violating such limitation.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and the Executive has hereunto set his hand, all as of this day and year above written.

[Name of Executive]

STATE BANCORP, INC.

By:

Name:
Title:

[NOTE: AS OF 3/13/09, THOMAS M. O'BRIEN, BRIAN K. FINNERAN, FREDERICK C. BRAUN, III, AND PATRICIA M. SCHAUBECK HAVE EACH ENTERED INTO THIS AMENDMENT OF [AMENDED AND RESTATED] CHANGE OF CONTROL EMPLOYMENT AGREEMENT WITH THE COMPANY.]